EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-116141 on Form S-8 and Registration Statement No. 333-109779 on Form S-8 of our reports relating to the financial statements of Citadel Broadcasting Corporation and management’s report on the effectiveness of internal control over financial reporting dated March 11, 2005, appearing in this Annual Report on Form 10-K of Citadel Broadcasting Corporation for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 11, 2005